SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: January 4, 2010

Internet Capital Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087
(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

From January 4, 2010 to January 6, 2010, ICG Holdings, Inc. (“ICG Holdings”), a wholly-owned subsidiary of Internet Capital Group, Inc. (“ICG”), executed a number of broker-assisted transactions under which it sold an aggregate of 772,917 shares of Common Stock of Blackboard, Inc. (“Blackboard”) for aggregate cash proceeds of approximately $35 million. During the quarter ended December 31, 2009, ICG Holdings sold 167,489 shares of Blackboard for aggregate cash proceeds of approximately $7 million.

Following these transactions, ICG Holdings holds 846,654 shares of Blackboard Common Stock, 750,000 of which remain subject to certain hedging arrangements, as described most recently in ICG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (filed November 9, 2009). ICG Holdings intends to sell the remaining Blackboard shares that it holds over time, taking into account market conditions and its corporate liquidity requirements.

Item 8.01.	Other Events

During the quarter ended December 31, 2009, pursuant to its previously disclosed share repurchase program, ICG repurchased 400,000 shares of its Common Stock at a price per share of $5.79.

As a result of the completion of the previously disclosed audit of ICG’s federal income tax returns for the years ended December 31, 2005, 2006 and 2007 and the enactment of the Worker, Homeownership and Business Assistance Act of 2009 (which permits corporate taxpayers to carry back net operating losses from 2008 and 2009 for up to five years), ICG expects to receive approximately $8 million of income tax refunds in 2010.

On January 5, 2010, ICG issued a press release announcing its acquisition through ICG Holdings of an approximately 89% equity ownership stake in GovDelivery, Inc. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release issued January 5, 2010 by Internet Capital Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.

Date: January 7, 2010	By:	/S/ SUZANNE L. NIEMEYER
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued January 5, 2010 by Internet Capital Group, Inc.